Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 3, 2026, relating to the financial statements of Comcast Corporation and the effectiveness of Comcast Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Comcast Corporation for the year ended December 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

July 30, 2026